UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM  8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	July 5, 2011

ACRO INC.

(Exact name of registrant as specified in its charter)

Nevada	000-50482	98-0377767
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

18 Halevna Street, Timrat, Israel		23840
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code	+ 972 4 604 0483

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Item 3.02 Unregistered Sales of Equity Securities
Item 5.01 Changes in Control of Registrant

              On July 5, 2011, we entered into a share purchase agreement (the "Agreement") with Top Alpha Capital, an Israeli corporation, for the sale of 96,613,788 shares of our common stock, representing 49.9% of our outstanding share capital, for the total consideration of US$160,000 ("Transaction"). The purchase price was funded by available funds . US$60,000 of the said purchase price shall be paid as a convertible loan prior to the closing of the Transaction for the repayment of our outstanding debts. At the closing of the Transaction, the loan shall be converted into 36,230,171 shares of our common stock. The transaction has not yet closed and is subject to the successful completion of due diligence review by Top Alpha and certain other conditions, as further detailed below. Top Alpha is a non-U.S. person (as that term is defined in Regulation S of the Securities Act of 1933, as amended) and the issuance of the shares will be made in an offshore transaction relying on Regulation S and/or Section 4(2) of the Securities Act of 1933, as amended.

Pursuant to the Agreement, simultaneously with closing of the Transaction the convertible notes held by BioTech Knowledge LLC in the aggregate amount of $185,774, shall be converted into 23,221,750 shares of our common stock. In addition, at the closing all outstanding warrants and options to purchase our shares shall be cancelled.

At the Closing of the Transaction, we shall consummate a thousand-for-one reverse stock split of our shares of common stock, and a proportional decrease in the number of authorized shares of common stock from 700,000,000 to 700,000.

To the extent any of the closing condition detailed above (except for the reverse stock split) shall not be completed by July 31, 2011, the Agreement shall be considered null and void.

Following the closing of the Transaction and until six months thereafter, Top Alpha shall have the option to purchase the 11,195,623 shares of our common stock held by Mr. Gadi Aner and the shares held by Mr. Zeev Bronfeld at a price per share of $0.0038.

Following the closing of the Transaction and until twelve months thereafter, Top Alpha shall have the option to purchase up to 15,515,052 of the shares held by BioTech Knowledge LLC, at a price per share of $0.0018.

Pursuant to the Agreement, as long as Mr. Aner and Mr. Bronfeld will hold any of our shares they hold as of the closing, they shall have the right to veto any transaction with Top Alpha, e.g, the issuance of shares or compensation to Top Alpha,  or (a) a merger between ACRO and another entity; (b) an asset acquisition by ACRO; (c) ACRO’s purchase of shares of another entity, and (d) acquisition by a third party of a controlling interest in ACRO. However, such veto right shall not apply to issuance of additional shares to Top Alpha in the event ACRO shall have outstanding debts on the closing of the Transaction.  In such event, we shall issue Top Alpha shares based on a company valuation of $160,000 proportionate to the outstanding debt.

Following the closing of the Transaction and until six months thereafter, Top Alpha shall supply office services, management, consulting and investment banking services to ACRO at no cost.

Effective as of the closing of the Transaction, all existing officers and directors, except for Ehud Keinan shall resign from their office, and the officers chosen by Top Alpha shall be appointed and stockholders shall be asked by written consent to approve the election of Asaf Porat, the investment banker of Top Alpha as a director.  Following the closing, Top Alpha agreed to vote for the reappointment of Mr. Keinan as a director of ACRO until Mr. Keinan’s share holdings shall comprise of less than ten percent (10%) of our outstanding common stock.

Item 9.01 Financial Statements and Exhibits

Exhibits
10.1 Share Purchase Agreement between Acro Inc. and Top Alpha Capital dated July 5, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACRO INC.

By: /s/ Gadi Aner

Gadi Aner
Chief Executive Officer and Chairman of the Board of Directors

Date: July 10, 2011